                                 Exhibit 12.1


                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)

                                                     26 Weeks Ended
                                                   --------------------                     Fiscal Year (1)
                                                   August 2,  August 3,    --------------------------------------------------
                                                     1997        1996        1996       1995       1994         1993       1992
                                                     ----        ----        ----       ----       ----         ----       ----
Earnings
--------
Income before income taxes  and extraordinary
  items                                             $60,148     $48,210    $171,368   $122,729    $117,451    $ 96,691    $50,134


Fixed charges                                        28,656      19,696      44,054     30,770      19,758      16,144     21,503

Less interest capitalized during period              (1,118)     (1,264)     (2,829)    (1,287)       (603)       (376)         0
                                                    --------    -------    --------   --------    --------    --------    -------
                                                    $87,686     $66,642    $212,593   $152,212    $136,606    $112,459    $71,637
                                                    =======     =======    ========   ========    ========    ========    =======

Fixed Charges
-------------
  Interest  (expensed or capitalized)               $14,082     $ 9,225    $ 21,822   $ 14,895    $  7,911    $  6,253    $13,648

  Portion of rent expense representative of
    Interest                                         14,331      10,381      22,031     15,798      11,777       9,113      6,794


  Amortization of deferred financing fees               243          90         201         77          70         778      1,061
                                                    -------     ------     --------   --------    --------    --------    -------
                                                    $28,656     $19,696    $ 44,054   $ 30,770    $ 19,758    $ 16,144    $21,503
                                                    =======     =======    ========   ========    ========    ========    =======

Ratio of earnings to fixed charges                     3.06        3.38        4.83    4.95 (2)       6.91        6.97       3.33
                                                    =======     =======    ========    =======    ========    ========     ======


(1) Fiscal 1996, 1994, 1993 and 1992 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.